Exhibit 10.1

Confidential Treatment Requested

3/21/2005

LONG TERM SUPPLY AGREEMENT

BETWEEN

ACTIVE POWER, INC.

AND

GE ZENITH CONTROLS, INC.

LONG TERM SUPPLY AGREEMENT

This Long Term Supply Agreement (“Agreement”), made and entered into this day of March 16, 2005, between Active Power, Inc, a Delaware corporation, with offices at 2128 West Braker, Austin, Texas 78758, hereinafter referred to as “Active Power” and GE Zenith Controls, Inc., a Delaware corporation, (and a wholly owned subsidiary of General Electric Company a/k/a GE) with offices at 830 West 40th Street, Chicago, IL 60609, hereinafter referred to as “GE Zenith”.

WITNESSETH:

Whereas, Active Power is a user/reseller of, Uninterruptible Power Supplies and related accessories, hereinafter “Products” and desires to purchase Products from GE Zenith and Whereas, GE Zenith is a producer of said Products that Active Power desires and is willing to produce and sell the same to Active Power upon the terms and conditions hereinafter stated.

NOW, THEREFORE, the parties agree as follows:

Section 1. Term

1.1	Initial Term & Renewal: The initial term of this Agreement shall be four years from March 16, 2005, the “Effective Date” and to December 31, 2009. Price will be re-negotiated every October beginning October 2006, effective Jan 1st of the following year. The initial term shall be automatically renewed for one (1) year terms unless either party shall give written notice to the contrary not less than six (6) months prior to what would otherwise be the termination date of this agreement.

Section 2. Quantities, Ordering, and Shipment

2.1	Quantities: There are no specific or minimum quantities of Products required to be ordered by Active Power under this Agreement.

2.2	Ordering: The ordering of Products by Active Power from GE Zenith shall be made through Active Power purchase orders. Expected lead times as shown in Exhibit C – Delivery Lead Times.

2.3	Shipment: GE Factory Prepaid and Add. GE Zenith shall notify the designated Active Power contact if any product will not be shipped on the date required by Active Power and anticipated reason for late shipments or failure to ship. Such notification shall be made via e-mail at least 10 working days prior to the originally expected ship date, as practical.

2.4	Cancellation: Active Power may cancel any Purchase Order that is scheduled for delivery in twenty (20) days or greater, by giving GE Zenith at least ten (10) business days written notice. In the event of cancellation, Active Power’s liability shall be limited to cancellation charges based on costs for material and labor already added to product that is unique to Active Power configurations. For units 300 kVA and above, 15% cancellation charges apply.

2.5	Reschedules: Active Power may reschedule the delivery of any Purchase Order in fifteen (15) days or greater of delivery dates by giving GE Zenith at least five (5) business days written notice. Reschedules may not extend original delivery dates more than ninety (90) days.

Section 3. Pricing and Payment

3.1	Prices for Uninterruptible Power Supplies and Accessories are in Exhibit A. Price List.

3.2	Prices are firm for the initial two-year term through December 31, 2006 as contained in the attached price lists, which hereafter is called the reference base period. During the first two-year period, prices may be adjusted with 90-day notice, if the value of a special index, which is described in Attachment #3, increases by more than 10% from the effective date of this contract.

3.3	“Invoice Price” will be the annual contractually agreed upon price in effect for the item at time of order placement.

3.4	Payment terms will be net 45 days from date of Shipment with Shipment made FOB GE Factory, Bonham, TX. Standard GE terms and conditions of sale apply and attached in Attachment #2.

Section 4. Warranty and Product Safety Approvals

4.1	GE Zenith will supply Active Power with an 18 – month Parts and Labor warranty from shipment, or 12 month from startup; whichever occurs first. GE Zenith’s standard warranty and responsibility, as defined in GE Zenith’s Order Acknowledgement, shall apply to Active Power’s customers and users of said product.

4.2	See Attachment #2.

4.3	The UPS is designed, manufactured and tested in accordance with the applicable portions of standards listed in Exhibit B – Product Safety Approvals

4.4	Warranty Service shall be provided by an Active Power Certified technical Support Engineer or one of Active Power’s Qualified Service & Support Vendors for GE Zenith Products

sold by Active Power. GE Zenith shall reimburse Active Power for the agreed upon expenses for labor, travel and other costs associated with a warranty repair. GE Zenith will provide a reimbursement schedule for warranty items. Only one warranty repair allowed per unit unless authorized by GE Zenith. GE Zenith shall reimburse Active Power for any part consumed on a warranty related repair. Active Power may contact GE Zenith to supply any warranty repair or service under the standard GE Zenith product warranty. Active Power or any one of Active Power’s Qualified Service & Support Vendors will only perform service on GE Zenith Units sold by Active Power unless otherwise authorized by GE. This same condition applies to GE Zenith if Active Power hires GE to service Active Power units.

4.5	Product Service Training: GE Zenith shall provide at its cost the first service training class on products sold by Active Power. The class shall be limited to 8 service and training personnel from Active Power’s corporate head quarters. Class shall include all manuals and software and special tools to commission, maintain and service GE Zenith Products sold by Active Power. Travel and lodging expenses for the trainees shall be at the expense of Active Power. Any additional training classes provided by GE Zenith shall be billable at the prevailing or normal class rate. GE Zenith is responsible for ensuring that the course content achieves the goals of training Active Power’s personnel in the ability to properly inspect the installation of, perform the commissioning of, perform the routine maintenance of and supply emergency diagnostic and repair of GE Zenith products sold by Active Power.

Section 5. Confidentiality/Non-Disclosure Agreement

5.1	See Attachment #1.

Section 6. Termination

6.1	A party shall have the right to terminate this Agreement with immediate effect by notice in writing to the other party without any further liability: If the other party shall at any time (a) Be adjudged bankrupt or insolvent; (b) Make any assignment for the benefit of its creditors; or, (c) Voluntarily liquidate; if a receiver or other equivalent officer is appointed by any court or governmental authority or any third party to administer or liquidate the other party; or in the event of dissolution proceedings by or against the other party.

6.2	After the first twelve (12) months, a party shall have the right to terminate this Agreement with twelve (12) months notice in writing to the other party without further liability: (a) If the other party defaults in the performance of any provision of this Agreement (except payment)

and continues in default thereof for thirty (30) days after notice to such other party of the default; or, (b) If, with respect to payment, Active Power fails to make payment to GE Zenith within the time provided herein and the failure continues for sixty (60) days after receipt of written demand for payment.

Section 7. Non-Performance

7.1	Neither party hereto shall be liable to the other for failure to perform its obligations under this Agreement, in whole or in part, when performance is prevented by flood, drought, fire or any other casualty, war, riot, insurrection, acts of God, restrictions or interferences by any government or governmental agency, strike, work stoppage or slowdown, or other similar causes beyond the control of the party so failing to perform.

Section 8. Assignment

8.1	Neither party hereto shall have the right to assign any of its rights and obligations under this Agreement to any other person, firm or corporation without written consent of the other party, such written consent shall not be unreasonably withheld.

Section 9. Notices

9.1	Any notice that either party desires or is required under this Agreement to give to the other shall be in writing, either delivered personally or sent by registered air mail or email, addressed, as appropriate to the UPS General Manager or GM Sales -GE Zenith or to the respective addresses set forth on the first page hereof, or at any other address that either party designates by the means herein prescribed for giving notice.

Section 10. Invalid Provision

10.1	The decision of any court of law or other governmental authority invalidating any portion of this Agreement shall not affect the validity of any remaining portion. The remaining portion shall remain in full force and effect as if the invalid portion were not a part of this Agreement when it was executed. In the event that the severance of any portion of this Agreement affects a material right or obligation of a party, the party may, by notice in writing, terminate this Agreement upon twelve-months notice.

Section 11. Waiver

11.1	The failure of either party to enforce at any time any of the provisions, rights or elections provided in this Agreement, irrespective of any previous action or proceeding taken by it, shall in no way be considered a waiver for those or any other provisions, rights, or elections.

Section 12. Attachments Part of the Agreement

12.1	Exhibit A, B, C, C1, C2, C3 Attachment 1 - 3 hereto shall form an integral part of this Agreement as though set forth in their entirety in the Agreement. In the event of a conflict between the numbered sections of this Agreement and the attachments, the provisions of the sections shall prevail.

Section 13. Amendments

13.1	This Agreement may only be amended by the execution of a written instrument executed by duly authorized representatives of both parties.

Section 14. Headings

14.1	The headings of this Agreement are inserted solely for the purpose of convenience of reference and are in no manner to be construed as part of this Agreement.

Section 15. Applicable Law

15.1	This Agreement has been entered into the State of Illinois and shall be governed and construed in accordance with the laws of the State of Illinois, USA.

Section 16. Relationship of the Parties

16.1	Nothing contained in the Agreement shall be deemed: (a) To constitute either party, or any employee, agent or representative of either party, as an employee, agent or representative of the other party; (b) To create any partnership, joint venture, association or syndicate between the parties; or, (c) To confer with any express or implied right, power or authority to enter into any Agreement or commitment, express or implied, or to incur any obligation or liability on behalf of the other party.

Section 17. Entire Agreement

17.1	This Agreement constitutes the entire Agreement and understanding between the parties as to the subject matter of this Agreement. No representations, warranties, or promises have been made that are not fully set forth herein. As of the Effective Date, this Agreement replaces any and all previous Agreements between GE Zenith Controls, Inc. and Active Power. It is the intention of both parties that we continue to grow and develop our relationship to optimize the use of the capabilities of both parties and minimize the inefficiencies in all aspects of our business relationship.

Section 18. Signatures

In witness whereof, the parties have executed this Agreement by their duly authorized officers as of day and year set forth on the first page.

Attest: Active Power, Inc.		GE Zenith Controls, Inc.

By:	/s/ Sriram Sivaram	/s/ Tom Duffy
	Sriram Sivaram	Tom Duffy
	Vice President, Sales & Marketing	GM Sales
	Active Power, Inc.	GE Zenith Controls, Inc.
General Electric Company

ATTACHMENT #1 - CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

In consideration of the disclosure of proprietary information by Active Power, Inc., (hereinafter “Active Power”), 2128 West Braker, Austin, TX 78758, and GE Zenith Controls, Inc. (hereinafter “GE Zenith”), 830 West 40th Street, Chicago, IL 60609 to each other, which information relates to present and prospective business relations between Active Power and GE Zenith. Such information includes data relating to disclosing party’s products, product development, manufacturing processes, product designs, materials and technology and/or other information not generally available to the public which is disclosed to or acquired by the non-disclosing party, from the disclosing party (hereinafter collectively “Proprietary Information”), the parties agree as follows:

1.	Proprietary Information disclosed by either party to the other hereunder may be in written form or it may be electronically, orally or visually presented. If in written form, it shall be identified as Proprietary Information by an appropriate legend indicating its proprietary or confidential nature. If disclosed electronically, orally or visually, it shall be identified by the disclosing party as proprietary Information at the time of disclosure and shall be confirmed as such by written summary mailed to the receiving party within thirty (30) days of the original disclosure.

2.	Proprietary Information disclosed by either party to the other hereunder shall be used by the receiving party solely in connection with the Long Term Supply Agreement by and between Active Power and GE Zenith for Uninterruptible Power Supplies, and related Supply Accessories (hereinafter “Products”). The parties agree for a period of four (4) years equal to the LTSA agreement:

(A)	Not to disclose any Proprietary Information to any third party, exercising the same degree of care with regard to the protection of Proprietary Information as it uses in protecting and preserving its own confidential and proprietary information; and

(B)	To restrict the dissemination of Proprietary Information to only those employees and affiliates who have a need to know such information in the performance of their duties related to the purpose of this Agreement.

3.	The obligations of each party as set forth in this Agreement shall not apply to any information which:

(A)	Has become generally available in the public domain without breach of this Agreement;

(B)	The receiving party can establish by written documentation was in its possession prior to disclosure pursuant to this Agreement;

(C)	The receiving party can establish by written documentation was independently developed;

(D)	The disclosing party has disclosed to a third party without restriction;

(E)	The receiving party has received from a third party who is properly in possession thereof and who has not received the same through an agreement with the other party to maintain such information in confidence; or

(F)	The receiving party is compelled to release by law or in the course of litigation by a third party, provided that the receiving party provides the disclosing party with notice of such compulsion sufficiently in advance of disclosure so as to provide the disclosing party a reasonable time period to seek a protective order.

4.	No rights are granted hereby except as expressly stated nor are any licenses under any patents or copyrights granted or to be implied by this Agreement. Neither party’s Proprietary Information may be copied except by express written permission of said party.

5.	There are no warranties expressed or implied by this Agreement. Without limiting the foregoing, neither party nor their licensors make any representations nor extend any warranties, express or implied, as to the adequacy or accuracy of Proprietary Information or any other information or data related thereto, or with respect to the use thereof by the other party.

6.	In no event, whether as a result of breach of contract, breach of warranty, tort (including negligence) or otherwise, shall either party or their licensors be liable for any loss or damage arising out of the other party’s use of Proprietary Information or any part thereof, and each party agrees to indemnify the other against any such liability.

7.	This Agreement shall be construed in accordance with the laws of the Illinois.

8.	This Agreement is effective when duly signed by both parties and shall terminate upon cancellation of the LTSA. The obligations of Paragraph 2 above shall survive termination. This Agreement contains the entire agreement between the parties pertaining to the subject matter hereof. No change, modification, alteration or addition to any provision of this Agreement shall be binding unless in writing and signed by duly authorized representatives of both parties.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized representative.

Active Power, Inc.		GE Zenith Controls, Inc. a Wholly Owned Subsidiary of GE

Signature:	/s/ Sriram Sivaram	Signature:	/s/ Thomas P. Duffy
Name & Title:	VP of Sales and Marketing	Name & Title:	General Manager of Sales
Date:	3/17/2005	Date:	3/16/2005

ATTACHMENT #2	PROJECT TERMS AND CONDITIONS

The sale of any service and products, and the integration thereof, ordered by the Customer is expressly conditioned upon the terms and conditions contained or referenced herein. Terms and conditions included in the GE Industrial Systems (herein called GE) proposal, where not in conflict with the terms included herein, shall be incorporated by reference. Any additional or different terms and conditions set forth in the Customer’s purchase order or similar communication are expressly objected to and will not be binding upon GE unless specifically agreed to in writing by an authorized GE employee.

1.	DEFINITIONS

PROJECT shall be defined as the sale of products and services, and may incorporate any one or more of the following:

A.	INSTALLATION/ MAINTENANCE/ CONSTRUCTION: Any combination of planning, management, labor, tools and incidental goods to move, install, assemble, modify, repair, modernize, start-up and/or maintain products.

B.	FIELD ENGINEERING: Engineering and technical guidance, advice and counsel based upon GE’s current engineering, manufacturing, installation and operating practices, as related to work performed by others.

C.	JOB MANAGEMENT: Any combination of planning, scheduling, monitoring or selection of crews, as specified in the contract documents.

D.	ENGINEERING STUDY/ INSPECTION/ TEST: System design and analysis of equipment or systems by competent, experienced personnel using special techniques, instruments or devices with the objective of reporting opinions or recommendations relating to the current condition and future serviceability of the equipment or system.

2.	WARRANTY

GE warrants to Customer that products and any services furnished hereunder will be free from defects in material, workmanship and title and will be of the kind and quality specified in the GE written quotation. The foregoing shall apply only to failures to meet said warranties (excluding any defects in title) which appear within one (1) year from installation or eighteen (18) months from the date of shipment, whichever occurs first; provided, however, that if Customer, in the course of its regular and usual business, transfers title to or leases such products (including equipment incorporating such products) to a third party, such period shall run until one (1) year from such transfer or lease or eighteen (18) months from shipment by GE, whichever occurs first.

GE warrants that ENGINEERING STUDY/ INSPECTION/ TEST performed pursuant this agreement shall be prepared in a professionally competent manner, however, GE does not assume responsibility for specific operating results, nor for achieving desired objectives. This warranty applies only to failures which appear within one year from the date services are furnished, provided that Customer promptly notifies GE in writing of such failure. GE shall reperform any such defective portion of the services provided. If reperformance is not practicable, GE will furnish, without charge, services in an amount essentially equal to those that, in GE’s judgment, would have been required for reperformance of the defective service.

In no case does this warranty apply to any failure or nonconformance with specifications caused by or attributable to any associated or complementary products not supplied under this contract, nor shall it in any case apply to the quantity or quality of the product of Customer or the process of manufacture on which the products are used. The warranty and remedies are conditioned upon (a) proper storage, installation, use and maintenance, and conformance with any applicable recommendations of GE, and (b) Customer promptly notifying GE of any defects and, if required, promptly making the product available for correction.

If any product or service fails to meet the foregoing warranties (except title), GE shall thereupon correct any such failure either, at its option, (i) by repairing any defective or damaged part or parts of the products, and/or reperforming any defective service, or (ii) by making available, F.O.B. the GE plant or other mutually agreed upon point of shipment, any necessary repaired or replacement parts. If reperformance is not practicable, GE will furnish without charge services in an amount essentially equal to those that, in the sole judgment of GE, would have been required for reperformance. Where a failure cannot be corrected by GE’s reasonable efforts, the parties will negotiate an equitable adjustment in price.

In providing products or renewal parts, GE reserves the right to use refurbished circuit boards, which shall be warranted in accordance with this article. GE does not warrant computer hardware, software or products and services obtained from others but only the warranty of the manufacturer shall apply. GE’s obligation under this warranty shall terminate immediately upon any modification of products or software by Customer unless made with the approval of GE.

THE PRECEDING PARAGRAPHS SET FORTH THE EXCLUSIVE REMEDIES FOR CLAIMS (EXCEPT AS TO TITLE) BASED ON DEFECT IN OR FAILURE OF PRODUCTS OR SERVICES, WHETHER THE CLAIM IS IN CONTRACT, INDEMNITY, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE. Upon the expiration of the warranty period, all such liability shall terminate and Customer shall have a reasonable time, not to exceed thirty (30) days after the warranty period, to give written notice of any defects that appeared during the warranty period. EXCEPT AS SET FORTH IN ARTICLE 3, “PATENTS” AND ARTICLE 4, “SOFTWARE WARRANTY”, THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, IMPLIED OR STATUTORY. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE SHALL APPLY. GE does not warrant any products or services of others designated by Customer.

3.	PATENTS

Subject to the provisions of this Article, GE warrants that products, services, or products and services in combination, furnished under this contract shall be delivered free of any rightful claim of any third party for infringement of any United States patent. If notified promptly in writing and given authority, information and assistance, and contingent upon Customer not taking any position adverse to GE in connection with such claim, GE shall defend, or may settle at its expense, any suit or proceeding against Customer so far as based on a claimed infringement which would result in a breach of this warranty and GE shall pay all damages and costs awarded therein against Customer due to such breach. In case any product, service or combination thereof is in such suit held to constitute such an infringement and the use of said product or service is enjoined, GE shall, at its expense and option, either procure for Customer the right to continue using said product or service, or replace same with a non-infringing product or service, or modify same so it becomes non-infringing, or remove the product or halt the service and refund the purchase price (less reasonable depreciation for any period of use) and any transportation costs separately paid by Customer. The foregoing states the entire liability of GE for patent infringement relating to products, services or any combination thereof.

The preceding paragraph shall not apply to any product or service specified by Customer or manufactured to Customer’s design, or to the use of any product in combination with products not provided by GE.

4.	SOFTWARE DEVELOPMENT WARRANTY

GE warrants that any software developed by GE under this contract shall conform to the GE-provided specification pertaining thereto at the time of its shipment. For a period of ninety (90) days following shipment of software, GE will provide amendments or alterations to the software that may be required to correct significant errors present at the time of shipment. GE’s obligation shall be limited, however, to assembling such amendments and/or alterations into a package, which includes code on the appropriate medium to enable Customer, at its expense, to implement said corrections. This warranty is contingent upon Customer advising GE, in writing, of such errors within such period.

GE does not warrant that operation of the software shall be uninterrupted or error-free or that it shall meet Customer’s needs. GE shall not be responsible for any portions of the software that have been modified by Customer, unless such changes are approved in writing by GE. Customer assumes the responsibility to take adequate precautions against damages to its operations that could be caused by defects, interruptions or malfunctions in the services performed by GE. Any work performed by GE due to difficulties or defects traceable to Customer errors or software changes shall be billed to Customer at GE’s then-prevailing standard rates for such services.

5.	SOFTWARE

Unless subject to a separate license or agreement, any software furnished hereunder whether separate or incorporated with supplied hardware, including any subsequent updates, is furnished under the following terms and conditions:

(a) The software, and any part thereof, is designed for use only on the type unit on which the software is first installed.

(b) No exclusivity of use of the software is transferred to Customer.

(c) Software and documentation copyrighted by GE shall not be copied in whole or in part, but additional copies of software and documentation in printed form may be obtained from GE or its representatives at GE’s then-standard charges, subject to applicable import and export laws and regulations. Customer agrees that any copyright, proprietary, trade secret or similar notices appearing on and in software will be reproduced and included on and in any modifications and copies, in whole or in part, of software.

(d) The source code for software is not included unless specifically listed as an item in the GE specification.

(e) On occasion, third party licensed software is provided. It will be identified as such and Customer will be required to complete any sublicense specified by the software licensor and provided by GE.

(f) If a separate software license agreement is required by GE, Customer shall execute the software license agreement on or before installation, and the provisions of the separate software license agreement shall supersede the foregoing subparagraphs to the extent they are inconsistent with such license.

6.	DELIVERY, TITLE AND RISK OF LOSS

Delivery dates are approximate and are based upon prompt receipt of all necessary information from Customer. Unless otherwise specified by GE, title shall pass to the Customer when products are placed in the hands of a carrier at the point of shipment, or on a pro rata basis as services are performed. Risk of loss or damage shall be retained by GE until the products are delivered to the Customer’s site, unless otherwise agreed upon by Customer and GE.

If any part of the products cannot be shipped when ready due to any cause referred to in Article 7 “Excusable Delays”, herein, GE may place such products in storage (which may be at the place of manufacture). In such event, (i) GE shall notify Customer of the placement of any products in storage, (ii) GE’s delivery obligations shall be deemed fulfilled and title and all risk of loss or damage shall thereupon pass to Customer, (iii) any amounts otherwise payable to GE upon delivery shall be payable upon presentation of GE’s invoices therefore and its certification as to such cause, (iv) promptly upon submission of GE’s invoices, Customer shall reimburse GE for all expenses incurred by GE, such as preparation for and placement into storage, handling, storage, inspection, preservation and insurance, and (v) when conditions permit and upon payment of all amounts due hereunder, GE shall assist and cooperate with Customer in any reasonable manner with respect to the removal of any products placed in storage.

7.	EXCUSABLE DELAYS

GE shall not be liable for delays in delivery or performance, or for failure to manufacture, deliver or perform, due to (i) a cause beyond its reasonable control, or (ii) an act of God, act of Customer, prerequisite work by others, act of civil or military authority, Governmental priority, strike or other labor disturbance, flood, epidemic, war, riot, transportation delay or shortage, or (iii) inability on account of a cause beyond the reasonable control of GE to obtain necessary materials, components, services or facilities. GE will notify Customer promptly of any material delay excused by this Article and will specify the revised delivery date as soon as practicable. In the event of any such delay, there will be no termination and the date of delivery or of performance shall be extended for a period equal to the time lost by reason of the delay. In the event GE is delayed by acts of the Customer or by prerequisite work by other contractors or suppliers of the Customer, GE shall be entitled to an equitable price adjustment in addition to an extension of the time of performance.

8.	PAYMENTS AND FINANCIAL CONDITIONS

Except as otherwise specified by GE in its quotation, pro rata payments shall become due as shipments are made. If GE agrees to delay shipments after completion of any product, payment shall become due on the date when GE is prepared to make shipment. In the event of any such delay, title shall pass and products shall be held at Customer’s risk and expense. All payments shall be made without set-off for claims arising out of other sales by GE. Unless otherwise agreed, payments shall be made by wire transfer upon receipt of invoice.

Any order for products by Customer shall constitute a representation that Customer is solvent. In addition, upon GE’s request, Customer will furnish a written representation concerning its solvency at any time prior to shipment. If Customer’s financial condition at any time does not, in the judgment of GE, justify continuance of the work to be performed by GE hereunder on the agreed terms of payment, GE may require full or partial payment in advance or shall be entitled to terminate the contract and receive termination charges. In the event of Customer’s bankruptcy or insolvency or in the event any proceeding is brought against Customer, voluntarily or involuntarily, under bankruptcy or insolvency laws, GE shall be entitled to cancel any order then outstanding at any time during the period allowed for filing claims against the estate and shall receive reimbursement for its cancellation charges. GE’s rights under this Article are in addition to all rights available at law or in equity.

If Customer fails to fulfill any condition of its payment obligations, GE may (i) withhold deliveries and suspend performance, or (ii) continue performance if GE deems it reasonable, or (iii) place products in storage pursuant to the provisions of Article 6 above. In any event, the costs incurred by GE as a result of Customer’s non-fulfillment shall be payable by Customer upon submission of GE’s invoices. GE shall be entitled to an extension of time for performance of its obligations equaling the period of Customer’s non-fulfillment whether or not GE elects to suspend performance. If Customer does not rectify such non-fulfillment promptly upon notice, GE may cancel the agreement and Customer shall pay GE cancellation charges upon submission of GE’s invoices therefor.

9.	DISCLOSURE OF INFORMATION

Any information, suggestions or ideas transmitted by Customer to GE in connection with performance hereunder are not to be regarded as secret or submitted in confidence except as may be otherwise provided in a writing signed by a duly authorized GE employee.

10.	TAXES

In addition to any price specified herein, Customer shall pay, or reimburse GE for, the gross amount of any present or future sales, use, excise, value-added, or other similar tax applicable to the price, sale or delivery of any products or services furnished hereunder or to their use by GE or Customer, or Customer shall furnish GE with evidence of exemption acceptable to the taxing authorities.

11.	INDEMNITIES

Subject to the provisions of Article 12, “Limitations of Liability”, GE agrees to indemnify and save harmless Customer from and against any loss, expense or claim asserted by third parties for damage to third party tangible property, or for bodily injury, or both, arising out of the performance of this agreement, to the extent such damage or injury is attributable to the negligence of GE; provided that Customer gives GE prompt notice of any such claim and all necessary information and assistance so that GE, at its option, may defend or settle such claim and Customer does not take any adverse position in connection with such claim. In the event that any such damage or injury is caused by the joint or concurrent negligence of GE and Customer, the loss, expense or claim shall be borne by GE and Customer in proportion to their negligence.

12.	LIMITATIONS OF LIABILITY

(a) Except as provided in Article 3, “Patents”, in no event, whether as a result of breach of contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall GE’s liability to Customer or its insurers for any loss or damage arising out of, or resulting from this agreement, or from the performance or breach thereof, or from the products or services furnished hereunder, exceed the price of the specific product or service which gives rise to the claim, and except as to title, any such liability shall terminate upon the expiration of the warranty period specified in Article 2, “Warranty”. Any such claim of liability must be timely commenced in a court of competent jurisdiction in accordance with the applicable statute of limitations, but in no event later than one year from the termination of the warranty period.

(b) In no event, whether as a result of breach of contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall GE be liable for any special, consequential, incidental or exemplary damages including, but not limited to, loss of profit or revenues, loss of data, loss of use of the products or any associated equipment, damage to associated equipment, cost of capital, cost of substitute products, facilities, services or replacement power, downtime cost, or claims of customers of the Customer for such damages. If the products or services being provided by GE will be furnished by the Customer to a third party by contract or otherwise or relate to a contract between the Customer and a third party, the Customer shall obtain from such third party a provision affording GE the protection of this Article.

(c) In no event shall GE be liable for any loss or damage whatsoever arising from its failure to discover or repair latent defects or defects inherent in the design of products serviced (unless such discovery or repair is normally discoverable by tests expressly specified in the scope of work under this contract) or caused by the use of products by the Customer against the advice of GE. If GE furnishes Customer with advice or other assistance which concerns any product supplied hereunder or any system or equipment in which any such product may be installed and which is not required pursuant to this agreement, the furnishing of such advice or assistance will not subject GE to any liability, whether in contract, indemnity, warranty, tort (including negligence), strict liability or otherwise. For the purposes of this Article, the term GE includes GE subcontractors and suppliers.

13.	CHANGES, DELETIONS AND EXTRA SERVICES

Customer may, by written Change Order, request changes within the general scope of any services provided. If any such change will result in an increase or decrease in the cost or time required for the performance of any part of the project under this Agreement, there shall be an equitable adjustment to the contract price or in the time for performance, or both. GE shall not be obligated to proceed with the changed or extra services until: (1) the value of such changes or extra services and the effect on the schedule of completion of the services have been agreed upon and (2) the Change Order has been signed by GE and Customer.

Upon submittal of a written request by the Customer to GE to perform extra services or to alter, add to, or deduct from the services provided, GE shall submit to the Customer a written estimate of any adjustment to the scope of services, the construction schedule, the contract price, or any adjustments to the warranty or guarantee obligations or any other impacts which would result from the change. If the Customer elects to proceed with the changed services, Customer shall issue a Change Order to GE authorizing such adjustments as agreed to by the Customer and GE. The price of any extra or change shall be determined in one or more of the following ways: (1) by mutually agreed firm lump sum price, or (2) by unit prices specified in the contract or agreed upon, or (3) by cost and negotiated percentage of cost or fixed fee.

At any time and with prior consent of Customer in case of material changes, GE reserves the right to make changes in design, construction, arrangement or products; provided such changes do not result in any increase in the contract price or time for performance or alter the performance guarantees or warranty obligations set forth herein. Customer shall not unreasonably withhold its consent in case of material changes.

14.	CONDITIONS AFFECTING THE SERVICES

Customer shall advise GE of the location and nature of any known unusual conditions which would affect the services, including but not limited to, underground obstructions, unstable soil conditions and the suspected presence of hazardous materials that could not otherwise be discerned by GE during a visual inspection of the site.

GE shall be entitled to assume that any Site data furnished by Customer is accurate and complete. GE shall promptly notify Customer of (1) any conditions at the Site which materially differ from those indicated in the information furnished by Customer, (2) any previously unknown physical conditions at the Site of an unusual nature, not revealed by previous investigations and differing from those ordinarily encountered in the type of services provided for in this Agreement, (3) the suspected presence of any toxic substances, hazardous substances, or hazardous wastes (as such terms may be defined in any federal, state or local statute, ordinance or regulations) which require special handling and/or disposal, or (4) the presence of archaeological remains. If such conditions cause an increase in GE’s cost or time for performance of any part of this agreement, GE shall be entitled to an equitable adjustment in the contract price and an extension in the time for performance.

If suspected toxic substances, hazardous substances, or hazardous wastes are present at the Site, GE shall not be obligated to commence or continue services until Customer causes such substances to be removed or remediated. GE shall be entitled to an appropriate equitable adjustment to the contract price and/or extension of the time for performance to the extent GE’s performance is adversely impacted by the presence of such substances.

15.	INSURANCE

Subject to Article 11, “Indemnities” and Article 12, “Limitations of Liability”, GE shall maintain for its protection such insurance in coverage and limits set forth below for claims which may arise out of or result from GE’s performance under the contract. Upon Customer request, GE will furnish a valid certificate of insurance.

Coverage	Limits of Liability
Worker’s Compensation	Statutory

Employer’s Liability	$2,500,000

Comprehensive General Liability	$2,500,000 Combined Single Limit per Occurrence

Comprehensive Automobile Liability	$2,500,000 Combined Single Limit per Occurrence

16.	RELEASE OF LIENS

Upon completion of the services and receipt of final payment for the services, including extras and changes, GE shall execute a release of liens applicable to any and all work performed pursuant to this Contract, provided that Customer has paid all amounts due and owing to GE under the contract.

17.	DIAGNOSTIC SERVICES

Under these terms and conditions GE may, at its discretion, connect remotely to Customer’s equipment in order to facilitate start-up, warranty services, and existing service contracts for equipment GE provided to Customer under a separate agreement.

GE and Customer agree that the existing business relationship between GE and Customer is adequate consideration for the obligations of GE and Customer under this Agreement. During the Term of this Agreement, GE may use remote monitoring and diagnostic services through an internet or phone connection to Customer’s system allowing direct access to the covered equipment. The intent is to provide the GE a view of signals, data and parameters that may be used to evaluate and assess equipment conditions so that appropriate actions can be recommended and implemented. To ensure system security, Customer will control the level of connection access.

18.	GENERAL

Any products delivered by GE hereunder will be produced in compliance with the Fair Labor Standards Act of 1938, as amended and applicable. GE will comply with applicable federal, state and local laws and regulations as of the date of this agreement which relate to (i) nonsegregated facilities and equal employment opportunity (including the seven paragraphs appearing in Section 202 of Executive Order 11246, as amended), (ii) the Occupational Safety and Health Act of 1970 (OSHA), as amended, (iii) workers’ compensation, and (iii) the production in GE’s manufacturing facilities of products furnished hereunder. Price, including delivery, will be equitably adjusted to compensate GE for the cost of compliance with any other laws or regulations.

Customer will not directly or indirectly solicit for employment nor offer employment to, nor accept from others services by, an employee of GE during the performance of any services by said employee and for a period of one (1) year thereafter.

Any GE product or service provided hereunder shall be considered a “commercial item” as defined in FAR PART 2, 2.101 Definitions and in accordance with FAR 52.244-6. If the reasonableness of the price cannot be established through the presence of adequate price competition or price elaboration, if cost or pricing data should be required for any other reason, or if the service cannot be considered a “commercial item”, GE reserves the right to withdraw this proposal without penalty

Unless otherwise specified by GE, any quotation of GE shall expire thirty (30) days from the date of issuance and may be modified or withdrawn at any time prior to the date of Customer’s order.

Customer may terminate an order only upon paying GE its termination charges determined in accordance with GE’s standard accounting practices upon submission of GE’s invoices therefor. The termination charge will be equal to twenty-five percent (25%) of the net selling price, plus engineering and project management time expended at the published rate in effect, plus labor and materials at GE’s cost incurred. Termination of an order shall not relieve either party of any obligation arising out of work performed prior to termination.

GE reserves the right to subcontract any of the work to one or more subcontractors. The delegation or assignment by either party of any or all of its duties or rights hereunder without the other party’s prior written consent shall be void, except that GE may, without prior written consent of the Customer, assign this agreement to a successor in interest by merger, by operation of law, by purchase, or otherwise, or to any entity at least 50% of whose stock or other equity interest is beneficially owned, directly or indirectly, by GE or any affiliate of GE.

Any representation, warranty, course of dealing or trade usage not contained or referenced herein will not be binding on GE. These Project Terms and Conditions contain the entire and only agreement between the Customer and GE with respect to terms and conditions and supersede and cancel all previous negotiations, agreements, commitments, representations and writings in respect thereto. The Project Terms and Conditions may not be amended, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date, signed by a duly authorized representative of each party.

The validity, performance and all matters relating to the interpretation and effect of this agreement and any amendment hereto shall be governed by the law of the State of New York, excluding its conflict of law rules. The invalidity, in whole or part, of any of the articles or paragraphs in these Project Terms and Conditions will not affect the remainder of such article or paragraph or any other article or paragraph.

The provisions of this agreement are for the benefit of the parties hereto and not for any other person except as specifically provided herein.

19.	SITE ACCESS

Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms of this agreement, from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

20.	RIDER FOR NUCLEAR APPLICATIONS

Products and services sold hereunder are not to be used in connection with any nuclear facility or activity. For Nuclear Applications, the provisions of GETC2003-Nuclear entitled “Rider for Nuclear Applications” shall apply.

21.	RIDER FOR EXPORT SALES

For export sales, the provisions of GETC2003-Export entitled “Rider for Export Sales” shall apply.

22.	RIDER FOR PCB SERVICES

For PCB Services, the provisions of GETC2003-PCB entitled “Supplemental Conditions for PCB Services” shall apply.

ATTACHMENT #3 – PRICE ESCALATION

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**	Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.**

Exhibit A – Price List

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**	Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.**

Exhibit B – Product Safety Approvals

The UPS shall be designed, manufactured and tested in accordance with the applicable portions of the following standards:

A.	UL 1778 - UPS Standard.

B.	NFPA 70 - National Electrical Code.

C.	IEEE 446 - Recommended Practice for Standby Power Systems.

D.	IEEE C62.41 - Recommended Practice for Surge Withstandability.

E.	NEMA PE 1 - Uninterruptible Power Systems.

F.	OSHA – Occupational Safety and Health Association

G.	FCC Class A (optional)

Exhibit C – Delivery Lead Times

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**	Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.**

Exhibit C1 – GE Factory and Service Locations

For the purposes of this agreement, the GE Ex-Works location for shipping UPS products will be the following GE facility:

GE Consumer & Industrial

2501 Pecan Street

Bonham, Texas 75418

For purposes of this agreement, the GE headquarter location for UPS service will be the following GE facility:

GE Consumer & Industrial

2500 Discovery Blvd.

Rockwall, Texas 75032

Exhibit C2 – Service and Warranty Support Process

All service and warranty support calls should be made to our 7x24 call center number.

Exhibit C3 – GE Contact and Escalation Process

The following are the key GE Contacts:

Commercial/Sales

Sales Manager (West)

Sales Manager (North)

Sales Manager (South)

General Manager of Sales

Product/Operations Support

Fulfillment Leader

Commercial Leader

Product Manager

Emergency and Warranty Service